Exhibit 10.78

SIXTH AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

BETWEEN FOSTER WHEELER INC.

AND

RAKESH K. JINDAL

This SIXTH AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Company”), and RAKESH K. JINDAL (the “Executive”), which FOSTER WHEELER INTERNATIONAL CORPORATION executed as Guarantor, dated as of April 27, 2009 (the “Agreement”), is made and entered into as of November 8, 2013 (the “Amendment Effective Date”).

WHEREAS, the Company entered into the Agreement with the Executive;

WHEREAS, the Company and the Executive then entered into (i) a First Amendment to the Agreement, effective January 18, 2010 (“First Amendment”), (ii) a letter amendment, effective April 1, 2010 (“Second Amendment”), (iii) a Third Amendment to the Agreement, effective May 25, 2010 (the “Third Amendment”), (iv) a letter amendment, dated March 14, 2012 (the “Fourth Amendment”) and (v) a Fifth Amendment to the Agreement, effective October 29, 2012 (the “Fifth Amendment” and together with the First Amendment, Second Amendment, Third Amendment and Fourth Amendment, the “Prior Amendments”);

WHEREAS, pursuant to Section 8.9 of the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive; and

WHEREAS, the parties wish to amend the Agreement as set forth below.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree by executing this Amendment to amend the Agreement, as modified by the Prior Amendments, as follows:

1.	The definition of “For Cause by the Company” in Section 4.1.1(iii) of the Agreement is hereby amended in its entirety to read as follows:

“(iii) For Cause By the Company: notice of termination for “Cause.” As used herein, “Cause” means:

(A) conviction of a felony;

(B) actual or attempted theft or embezzlement of Company or any Affiliated Company (as defined in Section 4.3.1) assets;

(C) use of illegal drugs;

(D) material breach of the Agreement that the Executive has not cured within thirty (30) days after the Company or Affiliated Company, as applicable, has provided the Executive notice of the material breach which shall be given within sixty (60) days of the Company’s or Affiliated Company’s knowledge of the occurrence of the material breach;

(E) commission of an act of moral turpitude that in the judgment of the Parent’s Board can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company or any Affiliated Company and/or the ability of the Executive to perform the Executive’s duties;

(F) gross negligence or willful misconduct in performance of the Executive’s duties;

(G) breach of fiduciary duty to the Company or any Affiliated Company;

(H) willful refusal to perform the duties of Executive’s titled position; or

(I) a material violation of the Foster Wheeler AG Code of Business Conduct and Ethics.”

2.	The definition of “Change of Control” in Section 4.3.1(ii) of the Agreement is hereby amended in its entirety to read as follows:

“(ii) Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(A) The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of Beneficial Ownership of voting securities of the Parent where such acquisition causes such Person to own twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”), provided, however, that for purposes of this subparagraph (A), the following acquisitions shall not be deemed to result in a Change of Control: (I) any acquisition directly from the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (II) any acquisition by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation or other legal entity controlled, directly or indirectly, by the Parent, or (IV) any acquisition by any corporation pursuant to a transaction that complies with clauses (I), (II), and (III) of subparagraph (C) below; and provided, further, that if any Person’s Beneficial Ownership of the Outstanding Parent Voting Securities reaches or exceeds twenty percent (20%) as a result of a transaction described in clause (I) or (II) above, and such Person subsequently acquires Beneficial Ownership of additional voting securities of the Parent, such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty percent (20%) or more of the Outstanding Parent Voting Securities;

(B) Individuals who, as of the date hereof, constitute the Board (such individuals, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Parent’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C) The consummation of a reorganization, merger, amalgamation or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (“Business Combination”) or, if consummation of such Business Combination is subject to the consent of any government or governmental agency, the later of the obtaining of such consent (either explicitly or implicitly by consummation) or the consummation of such Business Combination; excluding, however, such a Business Combination pursuant to which (I) all or substantially all of the individuals and entities who were the Beneficial Owners of the Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one (1) or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Voting Securities, (II) no Person (excluding any (x) corporation owned, directly or indirectly, by the Beneficial Owner of the Outstanding Parent Voting Securities as described in clause (I) immediately preceding, or (y) employee benefit plan (or related trust) of the Parent or such corporation resulting from such Business Combination, or any of their respective subsidiaries) Beneficially Owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (III) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) Approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

(E) The following terms shall have the meaning set forth in this Section 4.3.1(ii): “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.”

3.	A new section titled “Resignation for Good Reason During a Change of Control Period” shall be inserted in the Agreement as Section 4.3.1(v), and the existing Section 4.3.1(v) (“Start Date”) shall be renumbered as Section 4.3.1(vi). The new Section 4.3.1(v) shall read in its entirety as follows:

“(v) Resignation for Good Reason During a Change of Control Period. For purposes of this Agreement, “Resignation for Good Reason During a Change of Control Period” shall mean a material negative change in the employment relationship without the Executive’s consent that occurs during a Change of Control Period; provided (A) the Executive notifies the Company of the material negative change within ninety (90) days of the occurrence of such change, (B) the material negative change is not cured by the Company within thirty (30) days after receiving notice from the Executive, (C) a resignation by the Executive pursuant to (D)(I) of this definition cannot be effective until at least six (6) months after the Start Date (for the avoidance of doubt, this clause (C) shall not apply to a resignation by the Executive pursuant to (D)(II), (III) or (IV) of this definition) and (D) the material negative change is evidenced by any of the following:

(I)	material diminution in title, duties, responsibilities or authority;

(II)	material reduction of Base Salary and benefits except for across-the-board changes for executives at the Executive’s level;

(III)	exclusion from executive benefit/compensation plans; or

(IV)	relocation of the Executive’s principal business location by the Executive’s employer (the Company or Affiliated Company, as the case may be) of greater than fifty (50) miles.”

4.	The first paragraph of Section 4.3.2 of the Agreement is hereby amended in its entirety to read as follows:

“4.3.2 Obligations of the Company upon Executive’s Resignation for Good Reason During a Change of Control Period or the Company’s Termination of Executive Without Cause (Other Than for Death or Disability) During a Change of Control Period. If the Company terminates the Executive’s employment without Cause (other than for death or Disability) during a Change of Control Period or the Executive terminates his employment as a Resignation for Good Reason During a Change of Control Period, then the Company shall pay or provide to the Executive the following:”

5.	A new paragraph is added to the end of Section 4.3.2 of the Agreement (after Subsection (vii) Other Benefits), and such paragraph shall read in its entirety as follows:

“Notwithstanding any other provision of this Agreement, in no event shall the Executive be entitled to receive the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.3.2 unless the Executive provides the Company an enforceable waiver and release agreement in a form that the Company normally requires. Such release shall be furnished to the Executive for the Executive’s review not later than 7 business days following the Termination Date, and shall be executed and returned to the Company within 21 days of receipt (or within 45 days of receipt if the Executive’s separation is part of a group). Provided the Executive does not timely revoke the waiver and release agreement, pay and benefits pursuant to this Section 4.3.2 shall commence on the sixtieth (60th) day following the Executive’s Termination Date. Any amounts that would have been paid to the Executive pursuant to this Section 4.3.2 before the sixtieth (60th) day shall be paid to the Executive, without interest, on the sixtieth (60th) day. For the avoidance of doubt, the payments and benefits set forth in this Section 4.3.2 are in lieu of, not in addition to, the amounts set forth in Section 4.2.2.”

6.	Section 4.3.6 of the Agreement (“Certain Additional Payments by the Company”) is hereby renamed and amended in its entirety to read as follows:

“4.3.6 280G Modified Cap.

(i) Definitions. The following terms shall have the following meanings for purposes of this Subsection 4.3.6.

(A) Accounting Firm. “Accounting Firm” shall mean an accounting firm selected by the Company.

(B) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, including all regulations and other guidance issued pursuant thereto.

(C) Excise Taxes. “Excise Taxes” shall mean the amount of any excise taxes payable by the Executive under Code Section 4999 that would be payable by the Executive.

(D) Omnibus Plan. “Omnibus Plan” shall mean the Foster Wheeler AG Omnibus Incentive Plan and any successor plan thereto.

(E) Reduced Payments. “Reduced Payments” shall have the meaning ascribed to such term in Section 4.3.6(ii).

(F) Total Payments. “Total Payments” shall have the meaning ascribed to such term in Section 4.3.6(ii).

(ii) Notwithstanding anything in this Agreement to the contrary, if the aggregate amount of the severance benefits under this Agreement, and other payments and benefits which the Executive has the right to receive from the Company (including the value of any equity rights which become vested upon a Change of Control) (the “Total Payments”) would constitute a “parachute payment” as defined in Code Section 280G(b)(2), the Executive shall receive the Total Payments unless the (A) after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive and the amount of any Excise Taxes) if the Executive were to receive the Total Payments has a lesser aggregate value than (B) the after-tax amount that would be retained by the Executive (after taking into account all federal, state and local income taxes payable by the Executive) if the Executive were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments.

(iii) The determination of whether Section 4.3.6 applies, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by the Accounting Firm. Such reduction shall be accomplished by first reducing all cash payments in the order they would otherwise be paid, and then reducing any equity grant the vesting of which was accelerated by reason of a change in control (as defined in the applicable award agreements or Omnibus Plan), with equity grants subject to performance-based vesting reduced first, and then equity grants subject to time-based vesting reduced in the reverse order that they would otherwise have vested, and then to all welfare benefits. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.”

7.	Terms that are not specifically defined in this Sixth Amendment shall have the definition provided in the Agreement and/or the Prior Amendments.

8.	Other than as expressly set forth in this Sixth Amendment, the Agreement, as modified by the Prior Amendments, remains unchanged.

9.	This Sixth Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to the Agreement effective as of the Amendment Effective Date.

FOSTER WHEELER INC.

By:	/s/ Beth B. Sexton
Name:	Beth B. Sexton
Title:	Executive Vice President, Human Resources

FOSTER WHEELER INTERNATIONAL CORPORATION
(as to Section 13 of the Agreement only)

By:	/s/ Franco Baseotto
Name:	Franco Baseotto
Title:	Executive Vice President and Chief Financial Officer

/s/ Rakesh K. Jindal
Rakesh K. Jindal